Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements ((i) Form S-2 No. 333-69858; (ii) Forms S-3 No. 33-57119, No. 333-64381, No. 333-84774, No. 333-115083, No. 333-142072, No. 333-157286, and No. 333-165811; (iii) Form S-4 No. 333-19113; and (iv) Forms S-8 No. 2-93146, No. 333-61765, No. 333-61767, No. 33-41408, No. 333-157283 and  No. 333-165807) of Urstadt Biddle Properties Inc. of our reports dated July 15, 2010, relating to our audits of the Statements of Revenues and Certain Expenses of the New Milford Plaza Shopping Center and the Midway Shopping Center L.P. (the “Properties”), for the year ended December 31, 2009, included in this Current Report on Form 8-K.

/s/ PKF LLP
New York, New York
July 15, 2010